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                            EXHIBIT 21 - SUBSIDIARIES

NAME OF SUBSIDIARY                                                 STATE OF
                                                                 INCORPORATION        DATE OF INCORPORATION
------------------------------------------------------------ ---------------------- ------------------------
1.    Safety Disposal System, Inc.                           Florida                1990

2.    Med/Waste of Florida, Inc.                             Florida                1993

3.    Safety Disposal System of South Carolina, Inc.         South Carolina         1996

4.    Safety Disposal System of Pennsylvania, Inc.           Pennsylvania           1997

5.    Safety Disposal System of Georgia, Inc.                Georgia                1997

6.    Safety Disposal System of Tennessee, Inc.              Tennessee              1997

7.    Safety Disposal System of Virginia, Inc.               Virginia               1997

8.    Incendere, Inc.                                        Virginia               1986

9.    Med Waste, Inc.                                        Pennsylvania           1995

10.   Target Medical Waste Services, LLC.                    Alabama                1993

11.   Med-Waste, Inc.                                        Alabama                1993

12.   Safety Disposal System of New York, Inc.               New York               1997

13. BMW Med Tec of West Virginia, Inc.                       West Virginia          1992

14. Sanford Motors, Inc.                                     Pennsylvania           1989

15. East Coast Medical Waste, inc.                           New Jersey             1989

16. Bucks County Resource and Recovery, Inc.                 Pennsylvania           1994

17. Safety Disposal System Consulting, Inc.                  New York               1998

18. RxMed, Inc.                                              Florida                1999

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